ITEM 77Qe8  COPIES OF ANY NEW OR AMENDED REGISTRANT
INVESTMENT ADVISORY CONTRACTS


Amendment to Subadvisory Contract between Vision Group of Funds and M&T Asset Management, a department of Manufacturers and Traders Trust Company and Independence Investment Associates,
Inc.

	This Amendment to the Subadvisory Contract "Agreement" dated November 1, 2000, between Vision Group of Funds "Fund" on behalf of Vision Mid Cap Stock Fund and M&T Assvet Management, a department of Manufacturers and Traders Trust Company and Independence Investment Associates, Inc. "Service Providers"
This made and entered into as of the 21st day of February, 2001. WHEREAS, the Fund has entered into the Agreement with the Service Providers;
WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

         WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose "nonpublic personal information" "NPI" of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR S 248.14) "Section 248.14 NPI"; for specified law enforcement and miscellaneous purposes (17 CFR S 248.15) "Section 248.15 NPI" ; and to service providers or in connection with joint marketing arrangements (17 CFR S 248.13) "Section 248.13 NPI";

         WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR S 248.7 and 17 CFR S 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR S 248.13);

	NOW, THEREFORE, the parties intending to be legally bound agree as follows:

(a)	The Fund and the Service Providers hereby acknowledge that
the Fund may disclose shareholder NPI to the Service Providers as agents of the Fund and solely in furtherance of fulfilling the Service Providers' contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.



(b)	The Service Providers hereby agree to be bound to use and
redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR SS 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Providers in accordance with the limited exception set forth in 17 CFR S 248.13.

(c)	The Service Providers further represent and warrant that,
in accordance with 17 CFR S 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:
*	insure the security and confidentiality of records and NPI of
Fund customers,
*	protect against any anticipated threats or hazards to the
security or integrity of Fund customer records and NPI, and
*	protect against unauthorized access to or use of such Fund
customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

4.	The Service Providers may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds "Fund Affiliates"; (b) affiliated persons of the Service Providers "Service Provider Affiliates" (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Providers of the Funds "Nonaffiliated Third Party" under the service and processing (S248.14) or miscellaneous (S248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Providers received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (S248.13), provided the Service Providers enter into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.

5.	The Service Providers may redisclose Section 248.14 NPI
 and Section 248.15 NPI to: (a) the Funds and Fund Affiliates;
(b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

6.	The Service Providers are obligated to maintain beyond the
termination date of the Agreement the confidentiality of any NPI they receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.




WITNESS the due execution hereof this 21st day of February, 2001.

Vision Group of Funds


By:	/s/ Beth S. Broderick
Name:  Beth S. Broderick
Title:  Vice President


M&T Asset Management, a department of
Manufacturers and Traders Trust Company


By:	/s/ Kenneth G. Thompson
Name:  Kenneth G. Thompson
Title:  Vice President


Independence Investment Associates, Inc.


By:	/s/ Miriam F. Cooper
Name:  Miriam F. Cooper
Title:  Chief Operating Officer